Exhibit 10.8

H&E EQUIPMENT SERVICES, INC.

AMENDED AND RESTATED

2006 STOCK-BASED INCENTIVE COMPENSATION PLAN

AMENDMENT NO. 2

Pursuant to the authority reserved to it in Section X of the 2006 Stock-Based Incentive Compensation Plan, as amended and restated, effective June 6, 2006 (the “Plan”), the Board of Directors of H&E Equipment Services, Inc. (the “Company”) hereby amends the Plan as follows, effective November 30, 2015:

1.Section VIII.F is amended and restated in its entirety to read as follows:

“Payment of Option Price:  The option price of the shares of Company Stock upon the exercise of an Option shall be paid within three days following the date of exercise, in whole or in part: (i) in cash or, (ii) with the consent of the Committee, (a) in Company Stock; (b) in Restricted Stock, provided that the remaining restrictions imposed on such Restricted Stock shall apply to the number of shares of Company Stock received upon exercise of the Option equal to the number of shares of Restricted Stock exchanged therefor; (c) by instructing the Company to retain a number of shares of Company Stock issuable upon exercise of such Option whose aggregate Fair Market Value equals the aggregate applicable option price, provided that Participants who are subject to the reporting requirements of Section 16 of the 1934 Act shall not require the consent of the Committee to elect to pay an option price pursuant to this clause (c); or (d) with the proceeds received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Company Stock covered by the Option.  For purposes of this Section VIII.F, the value of each share of Common Stock or Restricted Common Stock paid to or retained by the Company upon the exercise of an Option shall be deemed to have a value equal to the closing price of the Company’s Common Stock on the NASDAQ Stock Market on the business day immediately preceding the date of exercise.”

2.Section XII.C is amended and restated in its entirety to read as follows:

“C.  Participants shall be responsible to make appropriate provision for all taxes required to be withheld in connection with any Award, the exercise thereof and the transfer of shares of Company Stock pursuant to this Plan. Such responsibility shall extend to all applicable Federal, state, local or foreign withholding taxes. In the case of the payment of Awards in the form of Company Stock, or the exercise of Options, the Company shall, at the election of the Participant, have the right to retain the number of shares of Company Stock whose Fair Market Value equals the amount legally required to be withheld in satisfaction of the applicable withholding taxes, and the Participant may satisfy such applicable withholding taxes with the proceeds received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Company Stock covered by such Awards. Agreements evidencing such Awards shall contain appropriate provisions to effect withholding in this manner.  Withholding of taxes in the form of shares of Company Stock shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.”